EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 22, 2003 relating to the financial statements and financial statement schedule of Verilink Corporation, which appears in Verilink Corporation’s Annual Report on Form 10-K for the year-ended June 27, 2003.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Birmingham, Alabama
August 11, 2004